Exhibit 99.1

ChineseInvestors.com Launches XiBiDi Biotechnology to Reach China’s 1.4B Consumer Base

SAN GABRIEL, CA (March 17, 2017) - ChineseInvestors.com (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announces that it has established and registered XiBiDi Biotechnology Co., Ltd. in the Pudong Free-Trade Area in Shanghai, with registered capital requirements of $1.45 million USD over the next 10 years. XiBiDi Biotechnology will focus on the online and offline sales of health products including hemp-derived CBD (cannabidiol) oil, as well as hemp-based food and beverages. Notably, the Chinese character “XiBiDi” is homophonic to “CBD” in English.

“I am delighted about the establishment and registration of our new hemp company,” says CIIX founder and CEO Warren Wang. “XiBiDi Biotechnology is strategically located in the Pudong Free-Trade Area of Shanghai, China, where we have the opportunity to reach a consumer base of nearly 1.4 billion people. We believe that this large population affords XiBiDi an outstanding opportunity to be the provider of choice for natural hemp products.”

XiBiDi Biotechnology will be the operator of CIIX’s recently launched CBD online store, www.ChineseCBDoil.com, which will primarily focus on selling, where legal, hemp-based CBD nutrient and health products to Chinese-speaking customers worldwide through the online retail process. CIIX is also in preparations to open a retail store based in the predominantly Chinese community of San Gabriel, California.

The establishment of XiBiDi Biotechnology supplements these ventures as well as the Company’s broader mission to develop its presence in the hemp industry. In addition to retail and direct sales, the Company will focus on the legal import of hemp-based (but not CBD oil products) health products in China – a population increasingly interested in the health benefits of hemp and CBD oil - and the export of hemp food and beverages to the United States, Canada and Europe.

“As the aging population in China increases, Chinese people are paying more attention to their health; thus, we believe that the development of the health industry has a very bright future. CIIX is very excited to be the world’s first U. S. publicly traded company promoting hemp-based CBD health products and hemp foods that will help Chinese people improve their overall health. In addition, being located in the Pudong Free-Trade Area provides great convenience for the company’s future import and export business as China enacts various measures to support the development of the Pudong Free-Trade Area,” concludes Wang.

XiBiDi Biotechnology is registered as a wholly foreign enterprise, and the registration is expected to be completed by the end of March.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail and online sales of hemp-based CBD health products via its new website: www.ChineseCBDoil.com

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Forward Looking Statement

Our discussion may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. Throughout today’s discussion, we will attempt to present some important factors relating to our business that may affect our predictions. You should also review our most recent Form 10-K and Form 10-Q for a more complete discussion of these factors and other risks, particularly under the heading “Risk Factors.”

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A,

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

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